ROO Announces Appointment of Lou Kerner as Chief Financial Officer

NEW YORK, NY, December 4, 2006 - ROO (OTCBB: RGRP), a global provider of online video technology, syndicated content and advertising solutions, today announced the appointment of Lou Kerner as Chief Financial Officer. As CFO, Mr. Kerner will be based in New York. In addition, Mr. Kerner will work with senior management to develop new business opportunities for the company.

Before joining ROO, Mr. Kerner served as President and Chief Operating Officer of Bolt Media where he was responsible for day-to-day management of the corporation including Strategy, Finance, Sales, Marketing and Business Development. During his time at the company, Mr. Kerner initiated a management buyout of the firm, and repositioned the company for long term growth in the ever-changing social networking and video sharing space. Prior to Bolt, Mr. Kerner was Chief Executive Officer of The .tv Corporation where he built a successful, global organization to commercialize the top level domain .tv. The ..tv Corporation was acquired by Verisign in 2001. Prior to .tv, he served as an equity analyst following media companies at Goldman Sachs.

"Lou's global experience in both the technology and financial sectors will be a great asset to ROO as we accelerate the company's current global momentum." said Robert Petty, CEO and Chairman of ROO.

Former CFO Robin Smyth will continue to focus his time on expanding ROO's international operations in Europe and the Asia Pacific regions. As Executive Director, Mr. Smyth will continue to work toward strengthening ROO's global presence by expanding additional international operations.

About ROO

ROO Group Inc. (OTCBB: RGRP) ("ROO") is a business-to-business Internet video specialist consistently ranked among the world's top 10 video broadcasters. ROO is the only company to offer its partners a complete online video strategy designed to enable publishers, advertisers and content producers to build their brands and generate revenue through the intelligent, targeted use of compelling online video content. At ROO's core is a powerful market-proven, established Internet broadcasting platform that is providing hundreds of partners around the globe in the fields of entertainment, content publishing, web publishing and advertising the sophisticated technology they need to quickly publish, manage and monetize IP video.

Media Contact:
Jen Fugel
Kwittken & Company
mailto:jfugel@kwitco.com
646-747-7145